AMENDMENT #1 TO THE SENIOR SECURED CONVERTIBLE PROMISSORY NOTE ISSUED ON DECEMBER 3, 2019

THIS AMENDMENT #1 TO THE SENIOR SECURED CONVERTIBLE PROMISSORY NOTE ISSUED ON December 3, 2019 (the "Amendment") is entered into as of May 22, 2020 (the "Effective Date") by and between IQSTEL, Inc., a Nevada corporation (the "Company"), and Labrys Fund, LP, a Delaware limited partnership (the "Holder") (collectively the "Parties").

BACKGROUND

A. The Company and Holder are the parties to that certain senior secured convertible promissory note originally issued by the Company to the Holder on December 3, 2019, in the principal amount of $235,000 (the "Note"), with approximately $248,675.08 of principal and interest due as of the Effective Date;

B. The Parties acknowledge that the Holder has filed a UCC financing statement with respect to the Note with the State of Nevada.

C. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Holder waives all existing events of default under the terms of the Note, provided the Company fulfills its obligations under this Amendment. If the Company fails to fulfill its obligations provided herein, any default existing as of the Effective Date shall immediately be reinstated.

2. The Company hereby agrees to amend Section 1.9 of the Note in order to pay the Holder in installments until the Note is paid in full, pursuant to Schedule A attached hereto (the "Payment Schedule"). For the avoidance of doubt, the Holder may elect, in its sole and absolute discretion, to instead convert any of the amounts then outstanding pursuant to the terms of the Note if a payment deadline in the Payment Schedule is missed. The Parties acknowledge and agree that there is no cure period with respect to the payment deadlines in the Payment Schedule. The Parties acknowledge and agree that the first payment of $35,000.00 due on or before June 19, 2020, as provided for in the Payment Schedule, shall be considered a premium payment and shall not reduce the amount of principal and interest due under the Note.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

IQSTEL Inc.

By: ______________________

Name: Leandro Iglesias

Title: Chief Executive Officer

Labrys Fund, LP

By: ______________________

Name: Thomas Silverman

Title: Managing Member

Schedule A

NAME	AMOUNT	PAYMENT DEADLINE
Payment #1	$35,000.00	On or before June 19, 2020
Payment #2	$35,000.00	On or before July 20, 2020
Payment #3	$35,000.00	On or before August 20, 2020
Payment #4	$35,000.00	On or before September 18, 2020
Payment #5	$35,000.00	On or before October 20, 2020
Payment #6	$35,000.00	On or before November 20, 2020
Payment #7	$35,000.00	On or before December 18, 2020
Payment #8	$35,000.00	On or before January 20, 2021
Payment #9	$28,660.80	On or before February 19, 2021

Labrys Fund LP – Wiring Instructions

Bank: Citizens Bank

For domestic wires:

Routing/Transit Number – 011500120
Account Number - 1338723402

For foreign wires:

SWIFT code – CTZIUS33
Account Number - 1338723402

If address is required:
1 Citizens Drive
Riverside, RI 02915